EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 2, 2015 relating to the financial statements as of December 31, 2013 and for the period from January 1, 2014 to October 15, 2014 and the two years ended December 31, 2013 (Predecessor), which appears in Eagle Bulk Shipping Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Stamford, Connecticut

May 1, 2015